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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NATURE'S SUNSHINE PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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NATURE'S SUNSHINE PRODUCTS, INC.
75 East 1700 South
Provo, UT 84606

June 24, 2011

Dear Fellow Shareholder:

        You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Nature's Sunshine Products, Inc., which will be held at our principal executive offices located at 75 East 1700 South, Provo, Utah 84606, on Wednesday, August 3, 2011 at 10:00 a.m. Mountain Daylight Time.

        The matters to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. A copy of our Annual Report is also enclosed.

        Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting regardless of the number of shares you may hold. Therefore, I urge you to vote as promptly as possible. You may vote your shares by following the instructions in the attached Proxy Statement. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

        Thank you for your continued support of Nature's Sunshine.

Sincerely,
/s/ MICHAEL D. DEAN Michael D. Dean President and Chief Executive Officer

NATURE'S SUNSHINE PRODUCTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 3, 2011

To the Shareholders of Nature's Sunshine Products, Inc.:

        Notice is hereby given that the 2011 Annual Meeting of Shareholders (the "Annual Meeting") of Nature's Sunshine Products, Inc., a Utah corporation (the "Company"), will be held at the Company's principal executive offices located at 75 East 1700 South, Provo, Utah 84606, on Wednesday August 3, 2011 at 10:00 a.m. Mountain Daylight Time, for the following purposes, as more fully described in the proxy statement accompanying this notice:

  1.
  To elect the Class II Directors of the Company's Board of Directors (the "Board"), consisting of three Directors. The Company intends to present for election the following three nominees, all of whom are current Directors of the Company: Michael D. Dean, Robert B. Mercer and Gregory L. Probert;

  2.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

  3.
  To vote on the advisory resolution to approve the compensation of the named executive officers;

  4.
  To vote on an advisory basis as to the frequency with which executive compensation will be subject to future advisory shareholder votes; and

  5.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        Only shareholders of record as of the close of business on June 6, 2011 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

        You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting regardless of the number of shares you may hold. You may vote your shares by following the instructions in the attached Proxy Statement. For detailed information regarding voting instructions, please refer to the sections beginning on page 2 of the accompanying proxy statement. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors
/s/ JAMON A. JARVIS Jamon A. Jarvis
Provo, Utah	Executive Vice President, General Counsel,
June 24, 2011	Chief Compliance Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2011 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 3, 2011

The Proxy Statement and Annual Report to Shareholders are available at
 http://www.naturessunshine.com/us/company/investing/sec.aspx.

NATURE'S SUNSHINE PRODUCTS, INC.

PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF SHAREHOLDERS

*
These items are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission.

i

PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF SHAREHOLDERS

        The enclosed proxy is solicited on behalf of the Board of Directors of Nature's Sunshine Products, Inc., a Utah corporation, for use at the 2011 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday August, 3, 2011 and at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m. Mountain Daylight Time at the Company's principal executive offices located at 75 East 1700 South, Provo, Utah 84606. The proxy solicitation materials are being sent on or about June 24, 2011 to all shareholders entitled to vote at the Annual Meeting. In this proxy statement, "Nature's Sunshine," the "Company," "we," "us" and "our" refer to Nature's Sunshine Products, Inc.

        Pursuant to rules of the United States Securities and Exchange Commission (the "SEC"), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to as the "proxy materials") and Annual Report for the year ended December 31, 2010 (referred to as the "Annual Report") over the internet. Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the "Notice"), you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.voteproxy.com. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, all shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Proxy Statement and the Annual Report are also available at http://www.naturessunshine.com/us/company/investing/sec.aspx.

QUESTIONS AND ANSWERS ABOUT THE 2011 ANNUAL MEETING
AND THIS PROXY STATEMENT

What is the purpose of the Annual Meeting?

        At the Annual Meeting, shareholders will vote on the following four proposals, which are summarized in the preceding notice and described in more detail beginning on page 6 of this proxy statement:

  •
  To elect the Company's Class II Directors of the Board of Directors (the "Board"), consisting of three Directors (Proposal One);

  •
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal Two);

  •
  To vote on the advisory resolution to approve the compensation of the named executive officers (Proposal Three); and

  •
  To vote on an advisory basis as to the frequency with which executive compensation will be subject to future advisory shareholder votes (Proposal Four).

What are the Board's voting recommendations?

        Our Board of Directors recommends that you vote your shares:

  •
  FOR each of the Director nominees to the Board (Proposal One);

  •
  FOR the proposal to appoint Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal Two);

  •
  FOR the approval of the advisory resolution to approve the compensation of our named executive officers (Proposal Three); and

  •
  ONE YEAR as the frequency with which executive compensation will be subject to future advisory shareholder votes (Proposal Four).

Where are the Company's principal executive offices located, and what is the Company's main telephone number?

        The Company's principal executive offices are located at 75 East 1700 South, Provo, Utah 84606. The Company's main telephone number is (801) 342-4300.

Who is entitled to vote at the Annual Meeting?

        The record date for the Annual Meeting is June 6, 2011. Only shareholders of record at the close of business on that date are entitled to vote at the Annual Meeting. As of the record date, 15,532,909 shares of our Common Stock, no par value per share, were outstanding and entitled to vote.

        Our stock transfer books will remain open between June 13, 2011 and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

How many votes do I have?

        Each holder of Common Stock is entitled to one vote per share held. As a result, a total of 15,532,909 votes may be cast on each matter at the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

        Shareholder of Record.    If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares.

        Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in "street name." The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Common Stock, how do I vote?

        If you are a shareholder of record, you may vote using the internet at
http://www.voteproxy.com, by telephone at 1-800-PROXIES (1-800-776-9437) or (if you received printed proxy materials) by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the proxy card enclosed in the printed proxy materials sent to you in the prepaid and self-addressed envelope provided to you and your shares will be voted at the Annual Meeting in the manner you directed. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

        If you are the beneficial owner of shares are held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer or other similar organization (the "record holder") that must be followed for the record holder to vote your shares per your instructions. Please complete and return the voting instruction card in the self-addressed postage paid envelope provided.

        If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is a quorum?

        A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum. Accordingly, shares representing 7,766,455 votes must be present, in person or by proxy, at the Annual Meeting to constitute a quorum. Abstentions and "broker non-votes" will be counted for the purpose of determining whether a quorum is present for the transaction of business.

        If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is a broker non-vote?

        If you are a beneficial owner of shares held in street name and do not provide the record holder with specific voting instructions, under the rules of various national securities exchanges, the record holder may generally vote on routine matters but cannot vote on non-routine matters. If the record holder does not receive instructions from you on how to vote your shares on a non-routine matter, the record holder will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."

What vote is required for each item?

        For Proposal One, Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting. Accordingly, the two nominees receiving the highest number of votes cast will be elected as Directors. Abstentions will have no effect on the outcome of the election of candidates for Director. Additionally, the election of Directors is considered a routine matter on which a record holder is generally empowered to vote, and therefore no broker non-votes are expected to exist with respect to Proposal One. Should any nominee become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person as may be designated by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

        Approval of Proposal Two requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. The ratification of an independent registered public accounting firm is a matter on which a broker is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal Two.

        Approval of Proposal Three requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. However, Proposal Three represents only an advisory vote of the shareholders and is non-binding. Abstentions and broker non-votes will have no effect on this proposal.

        With respect to Proposal Four, you may vote to approve, on an advisory basis, the frequency of the advisory vote on the compensation of our named executive officers every ONE YEAR, every TWO YEARS or every THREE YEARS or you may ABSTAIN from voting. Approval of a frequency option under Proposal Four requires the votes cast in favor of such frequency option to exceed the aggregate number of votes received by the other two frequency options. If none of the frequency options receives votes exceeding the aggregate number of votes received by the other two frequency options, the Board will consider the option receiving the greatest number of votes to be the frequency recommended by the Company's shareholders. However, Proposal Four represents only an advisory vote of the shareholders and is non-binding. The Board will take into consideration the outcome of the shareholder votes when making future decisions and considering the frequency of future advisory votes on executive compensation. Abstentions and broker non-votes will have no effect on this proposal.

What happens if I do not give specific voting instructions?

        If you are a shareholder of record and you do not specify how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

        If you are a beneficial owner of shares held in street name and you do not specify how the shares represented thereby are to be voted, your broker may generally exercise its discretionary authority to vote your shares on routine matters (Proposals One and Two), but your broker will not be permitted to vote your shares with respect to non-routine matters (Proposals Three and Four).

        Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy will give authority to the Board to vote on such matters at their discretion.

What if I receive more than one set of proxy materials, proxy card or voting instruction form?

        If you receive more than one set of proxy materials, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

        All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions.

Can I change my vote after I have voted?

        If you are a shareholder of record, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another proxy card with a later date with the Corporate Secretary at Nature's Sunshine Products, Inc., 75 East 1700 South, Provo, Utah 84606. If you are a shareholder of record and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted.

        If you are a beneficial owner of shares held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder.

Where can I find the voting results of the Annual Meeting?

        The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company's Report on Form 8-K following the Annual Meeting which the Company is required to file with the Securities and Exchange Commission ("SEC") within four days of the event.

How and when may I submit a shareholder proposal for the 2012 Annual Meeting of Shareholders?

        In the event that a shareholder desires to have a proposal considered for presentation at the 2012 Annual Meeting of Shareholders and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than February 14, 2012. If the 2012 Annual Meeting of Shareholders is held on a date more than thirty calendar days from August 3, 2012, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act.

        If a shareholder wishes to present a proposal at our 2012 annual meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to the 2012 annual meeting, the shareholder must give advance notice to us prior to the deadline (the "Bylaw Deadline") for the annual meeting determined in accordance with our amended and restated bylaws ("Bylaws"). Under our bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than June 4, 2012, and no earlier than May 5, 2012, which dates are 60 days and 90 days, respectively, prior to the anniversary of the date of this year's annual meeting.

        However, if we determine to change the date of the 2012 annual meeting so that it occurs more than 30 days prior to, or more than 30 days after, August 3, 2012, shareholder proposals intended for presentation at the 2012 annual meeting, but not intended to be included in our proxy statement relating to the 2012 annual meeting, must be received by our Corporate Secretary no earlier than the ninetieth (90th) day prior such annual meeting and no later than the (i) sixtieth (60th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which public disclosure of the date of the annual meeting is made by the Company, whichever occurs later (the "Alternate Date"). If a shareholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2012 annual meeting. All shareholder proposals must comply with the requirements of our bylaws.

        To forward any shareholder proposals or notices of proposals or to receive a copy of our Bylaws, write to the Corporate Secretary at Nature's Sunshine Products, Inc., 75 East 1700 South, Provo, Utah 84606.

Who will bear the cost of soliciting proxies?

        We will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, banks, broker-dealers or other similar organizations holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

 PROPOSAL ONE:
ELECTION OF DIRECTORS

General

        Directors are elected at annual meetings of shareholders. Our Articles of Incorporation provide for a classified Board of Directors, consisting of three staggered classes of Directors, as equal in number as possible. Shareholders generally will elect a portion of our Board of Directors each year to serve until the third annual meeting of shareholders following the annual meeting in which they are elected. A Director elected by the Board of Directors to fill a vacancy in a class will complete the term of the Director he or she succeeds and stand for election with the other Directors in the same class, serving until his or her successor is duly elected and qualified.

Nominees to Serve as Class II Directors (Term to Expire at the 2014 Annual Meeting)

        The current members of the Board of Directors, who are nominees for election to the Board as Class II Directors, are as follows:

Name	Age	Position	Director Since
Michael D. Dean	47	Class II Director, President and Chief Executive Officer	2009
Robert B. Mercer	59	Class II Director	2010
Gregory L. Probert	54	Class II Director, Executive Vice Chairman	2011

        The principal occupations and business experience, for at least the past five years, of each nominee for election to the Board as Class II Directors are as follows:

        Michael D. Dean.    Mr. Dean has served as the President and Chief Executive Officer of Nature's Sunshine Products, Inc. since July 2010 and as a member of the Company's Board of Directors since June 2009. Mr. Dean served as Chief Executive Officer of Mediaur Technologies, Inc. between 2003 and 2010. Before joining Mediaur, Mr. Dean worked at the Walt Disney Company from 1997 to 2003, where he was Executive Vice President of ABC Cable Networks and Senior Vice President of Corporate Strategic Planning and Development. Prior to Disney, he was a strategy consultant with Bain & Company. Mr. Dean received his M.B.A. from Harvard Business School in 1992 and his B.A. from University of California at Berkeley in 1986. As a result of these and other professional experiences, Mr. Dean brings to our Board of Directors significant leadership and operational management skills combined with significant experience in global, consumer-oriented businesses.

        Robert B. Mercer.    Mr. Mercer was appointed to the Board of Directors in August 2010 to fill the vacancy left by the resignation of Candace K. Weir from the Board. Mr. Mercer served as Vice President Dealer Operations for Mazda North America from May 2007 until February 2009 and as Vice President, General Counsel and Secretary for Mazda North America from November 2002 until May 2007, a position he also held with Volvo North America for approximately 20 years prior. While at Mazda, Mr. Mercer was a member of its Executive and Audit Committees, and was also responsible for Internal Audit. He has been elected to several corporate and charitable boards and currently serves as a member of the Board of Visitors of Duke Medicine, and as President and a Board of Director member of the Orange County, California Chapter of Juvenile Diabetes Research Foundation. Mr. Mercer received his J.D. from the University of Maryland School of Law in 1976 and his B.A. from Duke University in 1973. Mr. Mercer brings significant operational, legal and corporate governance experience to the Board, including experience with public, consumer-oriented companies, which supplements the Board's skills in these key areas.

        Gregory L. Probert.    Mr. Probert was appointed to the Board of Directors in June 2011 and is employed as the Executive Vice Chairman. Beginning in October 2010, he served as an independent consultant to the Company. He also served as a consultant to the direct selling industry from May 2008 to September 2010. Mr. Probert was previously employed as Chairman of the Board and Chief Executive Officer of Penta Water Company from December 2008 to March 2010. From August 2003 to April 2008, Mr. Probert served as the President and Chief Operating Officer of Herbalife International of America. Prior to Herbalife, Mr. Probert served as Chief Executive Officer at DMX Music from June 2001 to August 2003. He has also held significant management positions at iMovieStudio and PlanetLingo and served in various positions at the Walt Disney Company, including Executive Vice President of Worldwide Home Entertainment. Mr. Probert received his B.A. from the University of Southern California in 1979. Mr. Probert brings to our Board significant direct selling experience, as well as extensive leadership and operational management skills in global consumer-oriented businesses, which strengthens the Board's aptitude in these key areas.

Continuing Directors

        Our other Directors are as follows:

Name	Age	Position	Director Since
Willem Mesdag	57	Class I Director(1)	2009
Jeffrey D. Watkins	50	Class I Director(1)	2009
Albert R. Dowden	69	Class III Director(2)	2009
Mark R. Genender	46	Class III Director(2)	2011
Kristine F. Hughes	72	Chairperson of the Board (Class III Director)(2)	1980

(1)
Term to expire at the 2013 Annual Meeting of the Shareholders

(2)
Term to expire at the 2012 Annual Meeting of the Shareholders

        The principal occupations and business experience, for at least the past five years, of each continuing Director is as follows:

        Willem Mesdag.    Mr. Mesdag is the Managing Partner of Red Mountain Capital Partners LLC, an investment firm based in Los Angeles, California. Prior to founding Red Mountain in 2002, Mr. Mesdag was a Partner and Managing Director of Goldman, Sachs & Co., which he joined in 1981 from Ballard, Spahr, Andrews & Ingersoll where he was a securities lawyer. He currently serves on the Boards of 3i Group plc, Encore Capital Group Inc., Cost Plus, Inc., and Wedbush, Inc. Mr. Mesdag received his J.D. from the Cornell Law School in 1978 and his B.A. from Northwestern University in 1974. Having had an extensive career in international investment banking and finance and having served on the boards of a number of U.S. and European public companies, Mr. Mesdag brings to the Board significant expertise related to business and financial issues.

        Jeffrey D. Watkins.    Mr. Watkins is currently the President of Prescott Group Capital Management, LLC, a registered investment advisor, and serves as the co-manager of the Prescott Mid Cap, L.P. Mr. Watkins formerly served as a Director of Annuity and Life Re, Ltd., from 2003 until October 2009, and as a Director of Carreker Corporation from March 2006 until April 2007. Prior to joining Prescott in July 2001, Mr. Watkins served for 18 years as a portfolio manager for Capital Advisors, Inc., a registered investment advisor, located in Tulsa, Oklahoma. Mr. Watkins received his B.S.B.A. from the University of Tulsa in 1983. As a result of these and other professional experiences,

Mr. Watkins possess particular knowledge and experience in finance and capital structure, which strengthens the Board's collective qualifications, skills and experience.

        Albert R. Dowden.    Mr. Dowden serves as a Director of the AIM mutual funds, various Reich & Tang mutual funds, and as a Director of Homeowners of America Holding Corporation and Homeowners of America Insurance. Mr. Dowden is a founder and has served as Managing Director of The Boss Group, a Houston based private investment and management firm, since 2004. Mr. Dowden has previously served as a Director of The Hertz Corporation, Volvo Group, Magellan Insurance Co., Genmar, National Media Corp. and CompuDyne Corp. Prior to these positions, Mr. Dowden served as President and Chief Executive Officer of Volvo Group North America, Inc. and Senior Vice President of its Swedish parent company, AB Volvo, until 1998. Prior to joining Volvo in 1974 as General Counsel to its North American operations, he practiced law with the New York based international law firm of Rogers & Wells (now Clifford Chance). Mr. Dowden received his J.D. from New York University School of Law in 1966 and his B.A. from Middlebury College in 1963. Mr. Dowden's extensive operational, legal and corporate governance experience involving consumer-oriented public companies enhances the Board's knowledge and skill in these key areas.

        Mark R. Genender.    Appointed to the Board of Directors in April 2011, Mr. Genender is a Partner in the investment firm Red Mountain Capital Partners LLC, based in Los Angeles, California. Prior to joining Red Mountain, Mr. Genender was a Managing Director in the Retail and Consumer Group at the Carlyle Group, which he joined in May 2010. Prior to Carlyle, Mr. Genender co-founded and was a Partner at Star Avenue Capital, a consumer growth equity vehicle, which he formed in 2008. From 1996 to 2008, Mr. Genender was a Managing Director at Fenway Partners, LLC both in New York and later in Los Angeles. Previous to Fenway, Mr. Genender held senior sales and marketing positions with Nabisco Holdings Inc. and PepsiCo Inc., and served as a Financial Analyst in the M&A department with Goldman, Sachs & Co. in London and New York. Mr. Genender received his M.B.A from INSEAD in 1991 and his A.B. from Princeton University in 1987. Mr. Genender's broad operational, financial and marketing experience, particularly with consumer-oriented companies, strengthens the Board's aptitude and collective qualifications in these areas of particular relevance to the Company.

        Kristine F. Hughes.    Ms. Hughes is the Chairperson of our Board of Directors. She was a co-founder in 1972 of Hughes Development Corporation, a predecessor of our Company, and has served as an officer or Director of our Company and its predecessors since 1980. Ms. Hughes is the spouse of Eugene L. Hughes, one of our founders and a Director emeritus. Ms. Hughes' extensive experience as a co-founder, senior officer and member of the Board of Directors provides her with industry-specific management and governance knowledge and skills that strengthen the Board's collective qualifications, skills and experience.

CORPORATE GOVERNANCE

Director Independence

        The Board of Directors has determined that all of its current Directors and nominees for election at the Annual Meeting, except Mr. Dean and Ms. Hughes, are independent Directors under the current standards for "independence" established by NASDAQ.

Board Committees

        The Board of Directors has three standing committees: Audit Committee, Compensation Committee and Nominations Committee. Each standing committee operates under a written charter adopted by the Board. You can access the current committee charters on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 75 East 1700 South, Provo, Utah 84606.

        The Board has determined that the current committee chairs and members are independent under the current standards for "independence" established by NASDAQ. The current members of the committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Nominations Committee
Albert R. Dowden	X	X	Chair
Mark R. Genender	X	X
Robert B. Mercer	X	X	X
Willem Mesdag	Chair
Jeffrey D. Watkins		Chair	X

        The Audit Committee.    The Audit Committee oversees our financial statements, preparation process and related compliance matters and performance of the internal audit function, is responsible for engagement and oversight of our independent registered public accounting firm and reviews the adequacy and effectiveness of our internal control system and procedures. Our Board of Directors has determined that each current member of our Audit Committee is an audit committee financial expert, as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

        The Compensation Committee.    The Compensation Committee reviews compensation policies applicable to executive officers and board members, reviews certain risks associated with the Company's compensation program for employees, and determines the compensation and benefits of all Directors on the Board. The Chief Executive Officer makes recommendations to our compensation committee with respect to the compensation of our other executive officers, and the Compensation Committee considers such recommendations in establishing the officers' compensation. The Compensation Committee establishes the compensation to be paid to our Chief Executive Officer without input from the Chief Executive Officer. At the discretion of the Committee, compensation packages, when appropriate, are submitted to the Board for final approval.

        The Nominations Committee.    The Nominations Committee makes recommendations to the Board of Directors about the size of the Board or any committee thereof, identifies and recommends candidates for the Board and committee membership, evaluates nominations received from shareholders, and develops and recommends to the Board corporate governance principles applicable to our Company. In selecting or recommending candidates, the Nominations Committee takes into consideration any criteria approved by the Board, which may be set forth in any corporate governance guidelines adopted by the Board and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees thereof.

        The Nominations Committee may also consider candidates proposed by management and by shareholders of the Company. Recommendations for consideration by the Nominations Committee, including recommendations from shareholders of the Company, should be sent in writing, together with appropriate biographical information concerning each proposed nominee, to our Corporate Secretary at our principal executive offices at 75 East 1700 South, Provo, Utah 84606.

        From the beginning of fiscal year 2010 through June 30, 2010, our Board of Directors consisted of the following members: Albert R. Dowden, Pauline Hughes Francis, Kristine F. Hughes, Willem

Mesdag, Jeffrey D. Watkins, Candace K. Weir, Michael D. Dean, and Douglas Faggioli. The members of our committees during fiscal year 2010 are identified in the table below.

Director	Audit Committee	Compensation Committee	Nominations Committee
Albert R. Dowden(1)	X	X	Chair
Michael D. Dean(2)	X	X
Pauline Hughes Francis(3)		X	Chair
Willem Mesdag(4)	Chair	X
Robert B. Mercer(5)	X		X
Jeffrey D. Watkins		Chair	X
Candace K. Weir(6)	X		X

(1)
Albert R. Dowden became the Chair of the Nominations Committee on October 14, 2010.

(2)
Michael D. Dean served as a member of the Audit Committee and the Compensation Committee until March 12, 2010.

(3)
Pauline Hughes Francis served as the Chair of the Nominations Committee and as a member of the Compensation Committee until October 11, 2010.

(4)
Willem Mesdag served as a member of the Compensation Committee on October 14, 2010 through May 5, 2011.

(5)
Robert B. Mercer became a member of the Nominations Committee on October 14, 2010, a member of the Audit Committee on August 10, 2010 and a member of the Compensation Committee on May 5, 2011.

(6)
Candace K. Weir served as a member of the Nominations Committee until August 9, 2010 and as a member of the Audit Committee from May 6, 2010 until August 9, 2010.

Board Structure and Risk Oversight

Leadership Structure of the Board

        Under our bylaws, the Board is not required to appoint our Chief Executive Officer as the Chairman of the Board, and the Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate. Currently, two different individuals serve in these two positions. Our Chairperson, Kristine F. Hughes, is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. In addition, our Chief Executive Officer, Michael Dean, also serves as a Director on our Board. The Board believes that Mr. Dean's membership as a Director provides the Board with in-depth understanding of our business operations because of his extensive experiences and knowledge in the day-to-day management of all aspects of our operations.

        All of our Directors are independent under applicable NASDAQ corporate governance rules, except for Ms. Hughes and Mr. Dean. The Board believes that the independent Directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent Directors have regular executive sessions without any members of management. We believe that our leadership structure of the Board is appropriate given the nature and size our businesses, as it provides both effective independent oversight and expertise in the complexity and management of our operations as a consumer product and direct-selling company.

Board's Role in the Oversight of Risk Management

        The Board of Directors is primarily responsible for assessing risks associated with the Company's business. However, the Board delegates certain of such responsibilities to other groups. The Audit Committee is responsible for reviewing with management the Company's policies and procedures with respect to risk assessment and risk management, including reviewing certain risks associated with our financial and accounting systems, accounting policies, investment strategies, regulatory compliance, insurance programs, and other matters. Under the direction of the Audit Committee, the Company's internal audit department assists the Company in the evaluation and improvement of the effectiveness of risk management. In addition, under the direction of the Board and certain of its committees, the Company's legal department, which includes the Company's Chief Compliance Officer, assists the Board in the development and oversight of corporate compliance activities. As discussed under "Risk Assessment of Compensation Programs," the Compensation Committee also reviews certain risks associated with our overall compensation program for employees to help ensure that the program does not encourage employees to take excessive risks. On a regular basis and from time to time as necessary or appropriate, updates are provided by these groups to the Board of Directors regarding their risk assessment and risk management activities and other risk-related matters.

Board Meetings in Fiscal Year 2010

        During fiscal year 2010, there were four formal regular meetings and one formal special meeting of the Board of Directors, as well as numerous informal informational sessions. Each member of the Board of Directors during fiscal year 2010 attended or participated in 75 percent or more of the aggregate of (i) the total number of regular and special meetings of the Board of Directors held during the fiscal year or the portion thereof following such person's appointment to the Board and (ii) the total number of meetings held by all committees of the Board on which such Director served during the fiscal year or the portion thereof following such person's appointment to one or more of those committees.

        During fiscal year 2010, the Audit Committee held four formal meetings, as well as numerous informal informational sessions, the Compensation Committee held two formal meetings, as well as numerous informal meetings, and the Nominations Committee held two formal meetings.

Annual Meeting Attendance

        Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the annual meetings of shareholders, Directors are encouraged to attend such meetings. At the annual meeting of shareholders held in fiscal year 2010 six of our seven Directors were in attendance.

Communications with Directors

        We have not in the past adopted a formal process for shareholder communications with the Board of Directors. Nevertheless, the Directors have endeavored to ensure that the views of shareholders are heard by the Board or individual Directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Communications to the Board of Directors may be submitted in writing to our Corporate Secretary at our principal executive offices at 75 East 1700 South, Provo, Utah 84606. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named Directors or committees thereof, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Company, including the President, as appropriate.

Code of Ethics

        We adopted a revised Code of Conduct on March 4, 2011 that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Compliance Officer, and senior financial and accounting officers. Among other matters, the Code of Conduct establishes policies to deter wrongdoing and to promote (i) both honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest, (ii) compliance with applicable laws, rules and regulations, (iii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the SEC and in public communications and (iv) prompt internal reporting of violations of the Code of Conduct and accountability for adherence to the Code of Conduct. In addition, we provide an ethics line for reporting any violations of the Code of Conduct on a confidential basis. A copy of our Code of Conduct is available on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 75 East 1700 South, Provo, Utah 84606. We will post on our internet website all amendments to, or waivers from, our Code of Conduct that are required to be disclosed by applicable law.

Director Compensation

        The following table sets forth certain information regarding the compensation of each individual other than Mr. Dean who served as a non-employee member of our Board of Directors during the 2010 fiscal year. Mr. Dean's compensation during the 2010 fiscal year, including compensation earned in his role as a non-employee director, is included in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Kristine F. Hughes	100,000	—	—	—	—	17,528	117,528
Albert R. Dowden	65,917	—	—	—	—	—	65,917
Pauline Hughes Francis*	54,167	—	—	—	—	2,660	56,827
Willem Mesdag	66,083	—	—	—	—	298	66,381
Robert B. Mercer	23,226	—	96,000	—	—	747	119,973
Jeffrey D. Watkins	60,000	—	—	—	—	—	60,000
Candace K. Weir**	37,500	—	—	—	—	—	37,500

*
Retired from the Board of Directors effective October 11, 2010.

**
Retired from the Board of Directors effective August 9, 2010.

(1)
Consists of retainer fees for service as a member of the Board. The aggregate payments include the following categories of payments:

Name	Retainer ($)	Chairperson/Committee Member Additional Retainer ($)	Total ($)
Kristine F. Hughes	50,000	50,000	100,000
Albert R. Dowden	50,000	15,917	65,917
Pauline Hughes Francis	41,667	12,500	54,167
Willem Mesdag	50,000	16,083	66,083
Robert B. Mercer	19,355	3,871	23,226
Jeffrey D. Watkins	50,000	10,000	60,000
Candace K. Weir	33,333	4,167	37,500

(2)
On October 14, 2010, the Board approved an option grant to purchase 25,000 shares of our Common Stock under our 2009 Stock Incentive Plan to Robert B. Mercer, who joined the Board of Directors in August 2010. The option has a maximum term of 10 years, was fully vested upon issuance and became exercisable on November 1, 2010. The amount reflected in column (d) above represents the grant date fair value of such option award calculated in accordance with FASB ASC Topic 718. See Note 10 to the Notes to Consolidated Financial Statements set forth in Item 8 of the 2010 Annual Report on Form 10-K filed with the SEC on March 11, 2011 for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded.

(3)
The table below summarizes the equity-based awards held by the Company's non-employee directors as of December 31, 2010.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Exercise Price ($)	Expiration Date
Kristine F. Hughes	—	—	—	—
Albert R. Dowden	25,000	—	5.35	9/24/2019
Pauline Hughes Francis	—	—	—	—
Willem Mesdag	25,000	—	5.35	9/24/2019
Robert B. Mercer	25,000	—	8.79	10/13/2020
Jeffrey D. Watkins	25,000	—	5.35	9/24/2019
Candace K. Weir	—	—	—	—
(4)
"All Other Compensation" includes the following amounts paid by the Company for the fiscal year ended December 31, 2010:

Name	401(k) Plan Company Contribution ($)	Life Insurance Premiums ($)	Disability Payments ($)	Product Credit* ($)	Total ($)
Kristine F. Hughes	—	16,778	—	750	17,528
Albert R. Dowden	—	—	—	—	—
Pauline Hughes Francis	—	1,910	—	750	2,660
Willem Mesdag	—	—	—	298	298
Robert B. Mercer	—	—	—	747	747
Jeffrey D. Watkins	—	—	—	—	—
Candace K. Weir	—	—	—	—	—

*
Represents credits to purchase the Company's products.

        Meeting Fees.    Our Directors do not receive fees for attendance at Board or Committee meetings.

        Expenses.    Board members were reimbursed for travel and other expenses incurred in connection with their duties as Directors to the extent such expenses were submitted to the Company for reimbursement.

        Nonqualified Deferred Compensation.    None of our non-employee directors participated in the Supplemental Elective Deferral Plan (the "SEDP").

        Equity Grants and Cash Retainer.    On September 1, 2009, the Board of Directors adopted a new compensation plan for non-employee Directors of the Company. As a general rule, each newly elected non-employee Director receives a one-time fully vested option grant to purchase 25,000 shares of

Common Stock following his or her initial election to the Board. All non-employee Directors receive an annual retainer of $50,000 for their service on the Board and receive no additional fees for attendance at meetings of the Board or Company events at which a Director's attendance is required. Our Chairperson receives an additional annual retainer of $50,000. Each Director serving on the Audit Committee receives an additional annual retainer as follows: chairperson—$15,000; other committee members—$10,000. Each non-employee Director serving on the Compensation Committee receives an additional annual retainer as follows: chairperson—$10,000; other committee members—$5,000. The chairperson of the Nominations Committee receives an additional annual retainer of $10,000. All cash compensation is paid on a monthly basis and is pro rated for any partial year of service.

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote FOR the election of each of the foregoing nominees to the Board of Directors.

 PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Our Board of Directors has, subject to shareholder approval, retained Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Deloitte & Touche LLP also served as our independent registered public accounting firm for fiscal year 2010. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

        We engaged Deloitte & Touche LLP as our independent registered public accounting firm on February 2, 2007. The table below presents the aggregate fees incurred by the Company during the fiscal years ended December 31, 2010 and 2009 for professional services rendered by Deloitte & Touche LLP. All of the fees listed below were approved by the Audit Committee. The Audit Committee has considered, and concluded that, the provision of non-audit services is compatible with maintaining the principal accountant's independence.

	2010	2009
Audit Fees(1)	$1,155,000	$1,325,000
Audit-Related Fees(2)	14,000	—
Tax Fees(3)	434,000	954,000
All Other Fees	—	—

Total Fees	$1,603,000	$2,279,000

(1)
Reflects aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's consolidated financial statements for the fiscal years ended December 31, 2010 and 2009.

(2)
During the fiscal year ended December 31, 2010 Deloitte & Touche rendered services for audit related activities. During 2009, there were no fees billed by Deloitte & Touche LLP for services, except as already described above.

(3)
Reflects aggregate fees billed by Deloitte & Touche LLP for tax services for the fiscal years ended December 31, 2010 and 2009.

 Pre-Approval Policies and Procedures

        The Company pre-approves a schedule of audit and non-audit services expected to be performed by the Company's independent registered public accounting firm in a given fiscal year. In addition, the Audit Committee delegates authority to its Chairperson to pre-approve certain additional audit and non-audit services rendered by the Company's independent registered public accounting firm (other than services that have been generally pre-approved by the Audit Committee) during the period between meetings of the Audit Committee. The Chairperson must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. During the year ended December 31, 2010, 100 percent of the aggregate amounts set forth above under the captions "Audit-Related Fees," "Tax Fees," and "All Other Fees" were either pre-approved by the Chairperson of the Audit Committee and subsequently reported to the Audit Committee in accordance with the procedures set forth above, or directly approved by the Audit Committee.

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP

 AUDIT COMMITTEE REPORT

        In connection with the audited financial statements as of and for the year ended December 31, 2010, the Audit Committee (i) has reviewed and discussed the audited financial statements with management, (ii) has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T and (iii) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm's independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Submitted by:
Willem Mesdag
Albert R. Dowden
Robert B. Mercer

PROPOSAL THREE:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the "Dodd-Frank Act"), the Company's shareholders are entitled to vote at the annual meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). However, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board or the Compensation Committee.

        As described in the section titled "Compensation Discussion and Analysis," the Company's executive compensation programs are designed to attract, retain and reward executives whose contributions support the Company's long-term success by linking Company performance to executive compensation. These programs have been designed to ensure alignment of management's action with shareholder interests. Shareholders are urged to read the "Compensation Discussion and Analysis" section of this proxy statement, which more thoroughly discusses how we believe our compensation policies and procedures complement our compensation philosophy. The Board and our Compensation Committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

        Although the vote is an advisory, non-binding vote, the Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the vote when considering future compensation decisions affecting the Company's executive officers.

        The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement.

        We are asking our shareholders to vote for the following resolution:

          "RESOLVED, that the Company's shareholders approve, in a non-binding vote, the compensation of the Company's named executive officers as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion."

This vote is only advisory, and will therefore not be binding upon the Company or our Board. However, the Board encourages input from the Company's shareholders and encourages all shareholders to vote their shares on this matter.

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules.

PROPOSAL FOUR:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON
EXECUTIVE COMPENSATION

        Under the Dodd-Frank Act, the Company's shareholders are also entitled to vote at the annual meeting regarding whether the shareholder vote to approve the compensation of our named executive officers as required by Section 14A(a)(2) of the Exchange Act (and as presented in Proposal Three of this proxy statement) should occur every year, every two years or every three years. Shareholders will also have the option to abstain from voting on the matter. The shareholder vote on the frequency of the say-on-pay vote to approve executive compensation is an advisory vote only, and it is not binding on the Company or our Board. Such an advisory vote will be provided to shareholders every six years. Although the vote is an advisory, non-binding vote, both the Board and our Compensation Committee will take into account the outcome of the vote when determining the frequency of the shareholder vote on executive compensation.

        After careful consideration of this Proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. While the Company's executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that compensation disclosures are made annually. Holding an annual advisory vote on executive compensation would provide the Company with more direct and immediate feedback on those compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation by the time of the following year's annual meeting.

        The proxy card provides shareholders four choices with respect to the frequency of the shareholder vote for the approval of the compensation of the Company's named executive officers. The four choices are as follows:

  •
  Every three years;

  •
  Every two years;

  •
  Every year; or

  •
  Abstain.

        The Board recommends that the shareholders choose on an advisory basis a one year frequency (or vote for every year) with respect to how frequently a non-binding shareholder vote to approve the compensation of our named executive officers should occur. However, the shareholder vote under this Proposal Four is not to approve or disapprove the Board's recommendation but is instead a direct advisory vote on the particular frequency at which each shareholder would like the advisory vote on executive officer compensation to be conducted.

Recommendation of the Board of Directors

        The Board unanimously recommends that you vote "One Year" with respect to how frequently a non-binding shareholder vote to approve the compensation of our named executive officers should occur.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of our Common Stock as of March 31, 2011, except as otherwise stated, by (1) each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (2) each of our Directors, (3) each of our named executive officers in the Summary Compensation Table, and (4) all Directors and executive officers of the Company as a group. As of March 31, 2011, there were 15,532,909 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote on each matter presented at a meeting of the shareholders. To our knowledge and except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder's address is c/o Nature's Sunshine Products, Inc., 75 East 1700 South, Provo, Utah 84606.

Name and Address of Beneficial Owner	Number of Shares(1)	Percent of Class(2)
Beneficial Owners of More than 5%
Prescott Group Capital Management, LLC(3)	1,865,383	12.0%
1924 South Utica, Suite 1120 Tulsa, OK 74104
Delta Partners, LLC(4)	1,785,473	11.5%
One International Place, Suite 2401 Boston, MA 02110
Red Mountain Capital Partners LLC(5)	1,317,474	8.5%
10100 Santa Monica Blvd., Suite 925 Los Angeles, CA 90067
Paradigm Capital Management, Inc.(6)	1,276,244	8.2%
9 Elk Street Albany, NY 12207
Wynnefield Capital Management, LLC(7)	1,191,892	7.7%
450 Seventh Avenue, Suite 509 New York, New York 10123
First Wilshire Securities Management, Inc.(8)	1,151,826	7.4%
1224 East Green Street, Suite 200 Pasadena, CA 91106
Pauline Hughes Francis(9)	805,984	5.2%
P.O. Box 1007 Salem, UT 84653
Directors and Executive Officers
Kristine F. Hughes, Chairperson of the Board(10)	1,184,401	7.7%
Michael D. Dean, Director, President and Chief Executive Officer(11)	75,000	*
Albert R. Dowden, Director(12)	25,000	*
Willem Mesdag, Director(13)	1,342,474	8.6%
Robert B. Mercer, Director(14)	25,000	*
Jeffrey D. Watkins, Director(15)	1,890,383	12.2%
Mark R. Genender, Director(16)	0	*
Gregory L. Probert, Director and Executive Vice Chairman(17)	0	*
Stephen M. Bunker, Executive Vice President, Chief Financial Officer, Treasurer, and Chief Accounting Officer(18)	20,018	*
John R. DeWyze, Executive Vice President, Operations(19)	4,714	*
Jamon A. Jarvis, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary(20)	12,000	*
Bryant J. Yates, President, Nature's Sunshine Products International(21)	15,000	*
All Directors and named executive officers as a group (11 persons)(22)	4,593,990	29.6%

*
Less than one percent.

(1)
All entries exclude beneficial ownership of shares that are issuable pursuant to options that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of March 31, 2011.

(2)
Calculated based on 15,532,909 shares of our Common Stock outstanding on March 31, 2011, with percentages rounded to the nearest one-tenth of one percent. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but not treated as outstanding for computing the percentage of any other person.

(3)
Based on Schedule 13F-HR filed with the SEC on February 14, 2011, includes 1,865,383 shares purchased by Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (collectively, the "Small Cap Funds") through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. ("Prescott Master Fund"), of which the Small Cap Funds are general partners. As general partner of the Small Cap Funds, Prescott Group Capital Management, LLC ("Prescott Capital") may be deemed to beneficially own 1,865,383 shares. As the principal of Prescott Capital, Phil Frohlich may also be deemed to beneficially own the 1,865,383 shares held by Prescott Master Fund. Each of Prescott Capital and Mr. Frohlich, however, disclaims beneficial ownership of these shares, except to the extent of their pecuniary interest therein. Prescott Capital and Mr. Frohlich have the sole voting and dispositive power over these shares.

(4)
Based on Schedule 13G/A filed with the SEC on January 14, 2011, includes shares beneficially owned by Prism Partners, L.P., Prism Offshore Fund, Ltd. and Prism Partners QP, L.P. Delta Partners, LLC, as investment manager of Prism Offshore Fund, Ltd., and Charles Jobson, as managing member of Delta Partners, LLC, beneficially own, and have shared voting and dispositive power over, 1,785,473 shares.

(5)
Based on Schedule 13 F-HR filed with the SEC on February 14, 2011 and Form 3 filed with the SEC on June 12, 2009, includes 755,050 shares held by Red Mountain Capital Partners II, L.P. ("RMCP II") and 562,424 shares held by Red Mountain Capital Partners III, L.P. ("RMCP III"). RMCP GP LLC ("RMCP GP") is the general partner of each of RMCP II and RMCP III, and Red Mountain Capital Partners LLC ("RMCP LLC") is the managing member of RMCP GP. Red Mountain Capital Management, Inc. ("RMCM") is the managing member of RMCP LLC, and Willem Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM. Each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have sole voting and dispositive power over, 1,317,474 shares. Each of RMCP II, RMCP III, RMCP GP, RMCP LLC, RMCM and Mr. Mesdag, however, disclaims beneficial ownership of these shares, except to the extent of its or his pecuniary interest therein. In addition, RMCP II disclaims beneficial ownership of any securities held directly by RMCP III, and RMCP III disclaims beneficial ownership of any securities held directly by RMCP II. Mark Genender, who was appointed to the Board of Directors on April 22, 2011, serves as a Partner of Red Mountain Capital Partners LLC.

(6)
Based on Schedule 13G/A filed with the SEC on February 14, 2011, Paradigm Capital Management, Inc. has sole voting and dispositive power over these shares.

(7)
Based on Schedule 13G/A filed with the SEC on February 11, 2011, includes 323,168 shares held by Wynnefield Partners Small Cap Value, L.P., 490,024 shares held by Wynnefield Partners Small Cap Value, L.P. I, 301,600 shares held by Wynnefield Small Cap Value Offshore Fund, Ltd., 30,000 shares held by Channel Partnership II, L.P. and 47,100 shares held by Wynnefield Capital, Inc. Profit Sharing Plan. Wynnefield Capital Management, LLC has an indirect beneficial interest in the shares held by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I, and Wynnefield Capital, Inc. have an indirect beneficial interest in the shares held by Wynnefield Small Cap Value Offshore Fund, Ltd. As co-managing member of Wynnefield Capital Management, LLC, principal executive officer of Wynnefield Capital, Inc., general partner of Channel Partnership II, L.P. and portfolio manager of Wynnefield Capital, Inc. Profit Sharing Plan, Mr. Nelson Obus may be deemed to hold an indirect beneficial interest in, and to have sole voting and dispositive power over, 1,191,892 shares. Mr. Obus, however, disclaims any beneficial ownership of these shares. As co-managing member of Wynnefield Capital Management, LLC, principal executive officer of Wynnefield Capital, Inc., general partner of Channel

  Partnership II, L.P. and portfolio manager of Wynnefield Capital, Inc., Mr. Joshua Landes may be deemed to hold an indirect beneficial interest in, and to have sole voting power over 1,114,792 shares and dispositive power over, 1,119,542 shares. Mr. Landes, however, disclaims any beneficial ownership of these shares.

(8)
Based on Schedule 13G/A filed with the SEC on February 15, 2011, First Wilshire Securities Management, Inc. beneficially owns 1,151,826 shares, of which it has sole voting power over 254,391 shares and sole dispositive power over 1,151,826.

(9)
Based on the Company's register of shareholders as of March 31, 2011.

(10)
Based on the Form 4 filed by the Hughes Parties with the SEC on March 17, 2011, includes (i) options exercisable for 8,000 shares of Common Stock within 60 days of March 31, 2011 by Eugene L. Hughes, Ms. Hughes's spouse, (ii) 87,072 shares that Mr. Hughes holds indirectly, (iii) 61,330 shares that Mr. Hughes holds directly, (iv) 16,335 shares that Ms. Hughes holds directly and (v) 1,019,664 shares held by various family trusts, of which Mr. and Ms. Hughes are co-trustees and beneficiaries. Both Mr. and Ms. Hughes have shared voting and dispositive power over these shares.

(11)
Based on the Form 3 filed with the SEC on June 17, 2009. In addition, includes options exercisable for 75,000 shares of Common Stock within 60 days of March 31, 2011. Mr. Dean became President and Chief Executive Officer of the Company effective July 1, 2010.

(12)
Based on the Form 3 filed with the SEC on June 17, 2009. In addition, includes options exercisable for 25,000 shares of Common Stock within 60 days of March 31, 2011.

(13)
See Footnote 5 above. Mr. Mesdag's address is c/o Red Mountain Capital Partners LLC, 10100 Santa Monica Blvd., Suite 925, Los Angeles, CA 90067. In addition, includes options exercisable for 25,000 shares of Common Stock within 60 days of March 31, 2011.

(14)
Based on the Form 3 filed with the SEC on September 17, 2010. In addition, includes options exercisable for 25,000 shares of Common Stock within 60 days of March 31, 2011.

(15)
Based on Form 3 filed with the SEC on June 17, 2009, includes 1,865,383 share beneficially owned by Prescott Group Capital Management, LLC. As president of Prescott Group Capital Management, LLC, Mr. Watkins may be deemed to beneficially own, and to have shared voting and dispositive power over, these shares. See also Footnote 3 above. Mr. Watkins's address is c/o Prescott Group Capital Management, LLC, 1924 South Utica, Suite 1120, Tulsa, OK 74104. In addition, includes options exercisable for 25,000 shares of Common Stock within 60 days of March 31, 2011.

(16)
See Footnote 5 above. Mr. Genender's address is c/o Red Mountain Capital Partners LLC, 10100 Santa Monica Blvd., Suite 925, Los Angeles, CA 90067.

(17)
Mr. Probert became a director and executive officer of the Company on June 16, 2011. On the date of his election, Mr. Probert held no shares and no options exercisable for shares of Common Stock within 60 days thereof.

(18)
Includes options exercisable for 20,000 shares of Common Stock within 60 days of March 31, 2011 and 18 shares that Mr. Bunker holds indirectly.

(19)
Includes 4,714 shares that Mr. DeWyze holds indirectly.

(20)
Includes options exercisable for 12,000 shares of Common Stock within 60 days of March 31, 2011.

(21)
Includes options exercisable for 15,000 shares of Common Stock within 60 days of March 31, 2011.

(22)
Includes options exercisable for 230,000 shares of Common Stock within 60 days of March 31, 2011.

Changes in Control

        We are not aware of any other arrangement or event, the occurrence of which would result in a change in control of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such directors, officers and 10 percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, officers and 10 percent shareholders complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides disclosure about the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze each element of the compensation provided to our Chief Executive Officers, our Chief Financial Officer and the other executive officers named in the Summary Compensation Table which follows this discussion; these individuals are referred to as the named executive officers. The Compensation Committee of our Board of Directors administers the compensation programs for our executive officers.

  Compensation Policy for Named Executive Officers.

        Our compensation philosophy for named executive officers is to maintain a pay-for-performance approach that ties a significant portion of each named executive officer's compensation to the Company's performance. We have designed the various elements comprising the compensation packages of our named executive officers to achieve the following objectives:

  •
  attract and retain qualified executives who will help the Company meets its goals;

  •
  reflect individual accomplishments and contributions to the Company as well as overall Company performance; and

  •
  align each named executive officer's interests with those of the Company's shareholders.

        Each named executive officer's compensation package consists of three elements: (i) a base salary, (ii) a cash bonus based upon Company financial performance and the individual officer's personal performance, and (iii) participation in long-term, stock-based incentive awards, in the form of stock options, designed to align and strengthen the mutuality of interests between our named executive officers and our shareholders. In addition, the named executive officers are provided with certain benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain specified circumstances, as more fully described below.

        When establishing the compensation levels for the named executive officers, the Compensation Committee takes into account the Company's overall financial performance and an evaluation of each named executive officer's individual performance level and his or her potential contribution to the Company's future growth.

  Setting Executive Compensation

        In setting named executive officer compensation, the Compensation Committee reviews a report (the "Executive Compensation Report") prepared by our Director of Human Resources in order to assess the competitiveness of the Company's compensation programs in comparison to market averages. The Executive Compensation Report examined the data contained in Watson Wyatt's Top Management

Compensation Survey and Mercer's Executive Compensation Survey, in each instance for 2009-10. These surveys provide information on compensation paid by surveyed companies nationally, crossing multiple industries and sizes. These two surveys are among the largest executive compensation surveys in the U.S. with hundreds of companies participating from all industries, both public and private. The Executive Compensation Report compared the Company's executive cash compensation practices, including base pay and short-term and long-term incentives, to such survey data. In addition, we perform regression analysis on the raw data from the surveys to provide appropriate comparisons based on company size. The regression analysis provides an expected level of each type of cash compensation based on our sales revenue; the data from such analysis is used as the "market" data. The Executive Compensation Report also compared the base pay, cash bonus and total compensation of officers on an individual basis to the market data.

        The Compensation Committee does not engage in "benchmarking" against a specific group of companies. The Compensation Committee believes that the Company has few truly comparable publicly traded companies to provide an accurate data set against which to benchmark and the data for the Executive Compensation Report provides a broader range of comparative data.

        As previously disclosed, Douglas Faggioli served as our Chief Executive Officer and as a Director until June 30, 2010. Prior to the start of fiscal year 2010, Mr. Faggioli presented to the Compensation Committee his recommendations for 2010 base salaries for the named executive officers (other than himself), taking into consideration the expected total cash compensation for such officers for 2010 (including base salary and expected bonus payable in 2010 for 2009 performance) and the comparative market data for total cash compensation for such officers. These recommendations were based on his review of the Company's performance measured in terms of the operating income and sales revenue levels attained by the division, for which the executive was primarily responsible, as well as the executive's performance and the comparative analysis of the Company's compensation practice to market for each such officer. The Compensation Committee discussed these recommendations with Mr. Faggioli and our Director of Human Resources and made the final determination on the bonuses for these officers based on these recommendations, with such adjustments as it deemed appropriate. The Compensation Committee directly determined Mr. Faggioli's compensation package with input and market data from our Director of Human Resources. The Compensation Committee made decisions with respect to Mr. Faggioli's compensation without his input. The Compensation Committee recommended, and the Board approved, Mr. Faggioli's compensation package for 2010, as well as the amendment to Mr. Faggioli's employment agreement. The compensation package for Mr. Dean, who became our President and Chief Executive Officer in July 2010, was determined pursuant to his employment agreement in connection with his planned assumption of the position of President and Chief Executive Officer for 2010, as described more fully in "President and Chief Executive Officer Employment Agreement." Mr. Dean's agreement was recommended by the Compensation Committee and approved by the Board.

        Elements of Compensation.    Each of the major elements comprising the compensation package for named executive officers (salary, bonus and equity) is designed to achieve one or more of the Company's overall objectives in fashioning a competitive level of compensation, tying compensation to performance and establishing a meaningful and substantial link between each named executive officer's compensation and our long-term financial success.

        There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor are there any pre-established ratios between the Chief Executive Officer's compensation and that of the other named executive officers. Instead, the mix of compensation for each named executive officer is based on a review of the market data and a subjective analysis of that individual's performance and contribution to the Company's financial performance. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.

        Base Salary.    Base salary is intended to attract and retain qualified executives and to provide a level of security and stability from year to year and is not dependent to any material extent on the Company's financial performance. The base salary level of each named executive officer is reviewed in the last quarter of each year, with any salary adjustments for the upcoming year to be effective on or about January 1 of that year. We target base salaries to be in the range of 80 percent to 90 percent of market. However, the Company may also consider the performance of each executive, contributions by the executive towards the Company's mission/goals and tenure at the Company. Based upon the Compensation Committee's review, Mr. Faggioli's base salary was not adjusted for 2010. The salary levels for Messrs. Bunker, DeWyze, Jarvis and Yates increased approximately 6.2 percent, 2.0 percent, 6.6 percent and 3.6 percent, respectively for 2010. These increases were to bring these executives' salaries within an acceptable range of market rates. After examining the market data, the Company found that, on average, our officers' base salaries for 2010 were approximately 15-18 percent below market.

        In light of a Companywide freeze on base compensation, the Compensation Committee did not approve salary adjustments for 2011 for our named executive officers, with the exception of Mr. Jarvis, whose base salary was increased by 5.2 percent effective January 1, 2011, to reflect increased responsibilities.

        Cash Bonus.    The cash bonus program is designed to advance a pay-for-performance policy by bringing the total cash compensation for our executives up to market in a typical year and to exceed market when justified by Company performance. For 2010, the bonuses were determined by the Compensation Committee at its sole discretion based on overall Company performance measured in terms of operating income and sales revenue and each executive's individual performance. Although no portion of the bonuses is tied to the attainment of any specific pre-established performance goals, the Committee utilized revenue and operating income targets to determine at least a portion of each executive officer's bonus. The remaining portion was based upon each executive officer's individual performance to take into account accomplishments not directly accounted for by an analysis of the Company's financial performance.

        On December 9, 2010, the Compensation Committee awarded Mr. Dean a bonus in the amount of $200,000. In exercising its discretion, the Compensation Committee reviewed the Company's performance measured in terms of the average operating income and sales revenue levels attained by its United States business segment ("NSP United States"), its international business segment ("NSP International") and its Synergy Worldwide division for 2010. In determining the amount of Mr. Dean's bonus, the Compensation Committee also noted that Mr. Dean had been effective in the transition into his new role and had been successful in developing relationships with the Company's field of independent managers and distributors, and in contributing to the restructuring of the Company.

        The Compensation Committee also awarded bonuses for the other named executive officers on December 9, 2010 as follows: Mr. Bunker—$80,000; Mr. DeWyze—$55,000; Mr. Jarvis—$70,000 and Mr. Yates—$45,000. In determining the bonus for each named executive officer, the Compensation Committee reviewed the Company's performance measured in terms of the operating income and sales revenue levels attained by the divisions for which the executive was primarily responsible against planned performance, as well as the executive's individual performance. Due to the performance of the relevant divisions of the Company, the bonuses for our named executives in 2010 remained at the same level or decreased compared to the prior year, with the exception of Mr. Yates's bonus, which increased due to improvements in operating income and sales revenue for NSP International, of which Mr. Yates is President. On average, cash bonuses for our named executive officers, including Mr. Dean, were approximately 8 percent below market. Including cash bonuses and base compensation average total cash compensation paid was approximately 11 percent below market.

        For 2011, the Compensation Committee has developed a more structured approach for determining appropriate bonuses for the executive officers based on achievement of specified levels of divisional and corporate financial targets as well as a discretionary portion based on achievement of individual performance goals. With respect to the portion of the bonus based on achievement of divisional and corporate financial goals, the Compensation Committee will develop target bonus amounts that are appropriate for each executive officer. The Compensation Committee will also develop key individual objectives for each executive officer that will be measurable, but the bonus payable with respect to these objectives will be determined at the discretion of the Compensation Committee based on its subjective assessment of individual performance.

        Long-Term Incentives.    We provide long-term incentives in the form of common stock option grants. The Compensation Committee believes that option grants align the interests of the named executive officer with those of the shareholders and provide the officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. While the Compensation Committee has the ability to award option grants under the 2009 Stock Incentive Plan (the "2009 Plan") that vest based on continued service, the Committee generally deems it more appropriate to make these grants in the form of performance-based stock option grants that vest based upon achievement of the Company's operating metrics as well as continued service. The Committee believes that performance-based options further reward long-term decision making and value creation and align shareholders' and managements' interests.

        On March 12, 2010, the Compensation Committee granted two stock options under the 2009 Plan to Mr. Dean as part of his employment agreement as follows: an option to purchase 150,000 shares of Common Stock of the Company which vests in three equal annual installments over each year of service measured from March 12, 2010, and an option to purchase 50,000 shares of Common Stock of the Company which vests in three equal installments upon the achievement of 6%, 8% and 10% operating income margins as reported in local currencies during four of five consecutive fiscal quarters over the term of the option provided Mr. Dean remains in employment with the Company through the end of the last quarter in which the performance goal is achieved. The operating income margin goals were not achieved in 2010 and therefore the option did not vest in 2010. Each option granted to Mr. Dean has a term of ten years.

        On May 10, 2010, the Compensation Committee granted options to purchase shares of Common Stock of the Company under the 2009 Plan to the other named executives as follows: Mr. Bunker—44,000 shares, Mr. DeWyze—40,000 shares, Mr. Jarvis—42,000 shares, and Mr. Yates—44,000 shares. The awards were granted to retain and re-incentivize the officers and to align their interests with those of the shareholders. In determining the size of the awards, the Compensation Committee took into account the fact that some of our named executive officers had not received any equity awards in recent years and some of the options previously granted to the officers had expired during the period that the Company's stock was not trading, as well as their individual contributions to the Company's performance in 2009. The size of the awards was at the discretion of the Compensation Committee. Each option grant vests in three equal installments upon the achievement of 6%, 8% and 10% operating income margins as reported in local currencies during four of five consecutive fiscal quarters over the term of the options provided the executive remains in employment with the Company through the end of the last quarter in which the performance goal is achieved. The operating income margin goals were not achieved in 2010 and therefore the option did not vest in 2010. Each option has a term of ten years.

        On January 3, 2011, the Compensation Committee granted options to purchase shares of Common Stock of the Company under the 2009 Plan to the named executives as follows: Mr. Dean—150,000 shares, Mr. Bunker—30,000 shares, Mr. DeWyze—30,000 shares, Mr. Jarvis—30,000 shares, and Mr. Yates—30,000 shares. The awards are designed to act as retention tools and to continue to incentivize the officers and align their interests with those of the shareholders. In determining the size of the awards, the Compensation Committee took into account the Company's overall performance in 2010 and general expectations for the Company in 2011 and 2012. Each option grant vests in 1/3 increments subject to achieving certain earnings metrics of 6%, 8% or 10% operating income margin as reported in the Company's financial results for four of five consecutive fiscal quarters over the term of the options provided the executive remains in employment with the Company through the end of the last quarter in which the performance goal is achieved. Each option has a term of ten years.

        The Compensation Committee expects to make future grants on a discretionary basis. The Compensation Committee does not have any policy or practice of timing awards to the release of the Company's financial reports.

        Named Executive Officer Perquisites.    In 2010, we paid premiums on $250,000 life insurance policies for our named executive officers and provided our named executive officers the opportunity to receive up to $2,500 for tuition assistance; however, none of our named executive officers elected to receive tuition assistance. The Company offers these perquisites to enhance its overall ability to recruit talented executives who possess the appropriate experience and skills.

        Other Programs.    Our named executive officers are eligible to participate in our 401(k) employee savings plan and health care plans on the same basis as all other regular U.S. employees.

        Deferred Compensation Programs.    The Company has adopted a deferred compensation plan, the SEDP, for its named executive officers, certain other selected employees and its non-employee Directors to enable them to save for retirement by deferring their income and the associated tax to a future date following termination of employment. Under the SEDP, the named executive officers and other participants have the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The Company believes that the SEDP is comparable to similar plans offered by its competitors. The amounts deferred under the SEDP for the named executive officers are reported below in the Summary Compensation Table and the Nonqualified Deferred Compensation Table.

        Hedging.    Company policy prohibits executives from entering into hedging transactions that would operate to lock-in the value of their equity compensation awards at specified levels. Because we have adopted policies that prohibit hedging in our common stock by our executives, our executives bear the full risk of loss with respect to their stock and equity award holdings, like our shareholders.

        Employment Agreements.    We have entered into employment agreements with each of our named executive officers. We believe that the employment agreements with our named executive officers achieve two important goals crucial to our long-term financial success: the long-term retention of our senior executives and their commitment to the attainment of our strategic objectives. We believe the agreements allow our named executive officers to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions might otherwise prevail. Upon the cessation of a named executive officer's employment due to termination by the Company without cause or by reason of death or incapacity, the named executive officer (other than Mr. Dean whose agreement is described below) will receive continued payment of his or her base and medical insurance coverage for a period of 12 months together with a reimbursement of up to $6,000 of any tax liability incurred by the executive in the event benefits received pursuant to such continued coverage result in taxable income to the executive.

        Mr. Dean's Employment Agreement.    On March 12, 2010, we entered into an employment agreement with Michael Dean who initially served as our President and Chief Executive Officer Elect and became our President and Chief Executive Officer on July 1, 2010. A summary of the material terms of Mr. Dean's agreement are described more fully in "President and Chief Executive Officer

Employment Agreement" below. Upon the cessation of his employment due to termination by the Company without cause or by him for good reason, or by reason of his death or incapacity, he will receive continued payment of his base salary and medical insurance coverage for a period of 12 months.

        Mr. Faggioli's Employment Agreement.    In connection with the resignation of Mr. Faggioli, the Company amended his employment agreement effective March 12, 2010. The terms of the amended agreement are described below in "Amendment of Mr. Faggioli's Employment Agreement."

        A summary of the material terms of the officer employment agreements, together with a quantification of the severance benefits payable under those agreements to each of the named executive officers named in the Summary Compensation Table may be found in the section below entitled "Employment Agreements and Potential Payments upon Termination or Change in Control."

        Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their named executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based under the terms of Section 162(m). We attempt to structure our compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The compensation paid to our named executive officers for 2010 did not exceed the $1.0 million limit per officer. However, as we continue to increase salaries and bonuses for our named executive officers, together with the amounts recognized from equity awards, it is possible that the non-performance-based compensation payable to our named executive officers will exceed the $1.0 million limit in one or more future years. We believe that in establishing the cash and equity incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more named executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the named executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:
Jeffrey D. Watkins
Albert R. Dowden
Willem Mesdag

        Compensation Committee Interlocks and Insider Participation.    On March 12, 2010 and again on October 14, 2010, the members of the Compensation Committee of the Board of Directors were reorganized. Prior to this reorganization, Jeffrey D. Watkins, Michael D. Dean and Pauline Hughes Francis served on the Compensation Committee. On March 12, 2010, Mr. Dean became the Company's President and Chief Executive Officer Elect and at that time removed himself from the Compensation Committee. Subsequent to March 12, 2010, Albert R. Dowden was appointed to the Compensation Committee. On October 11, 2010, Ms. Hughes Francis resigned from the Board of Directors of the Company and from her Committee positions. Following Ms. Hughes Francis's resignation, Mr. Willem Mesdag was appointed to the Compensation Committee. None of Messrs. Dowden, Mesdag and Watkins was an officer or employee of the Company at any time during 2010. Ms. Francis was a founder of the Company and has been at various times an officer or employee of the Company or Hughes Development Corporation, a predecessor of the Company, since 1972. As noted above, Mr. Dean served as the Company's President and Chief Executive Officer during 2010. None of our executive officers, at any time during 2010, served on the Board of Directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board or our Compensation Committee

        Ms. Francis is the sister-in-law of Eugene L. Hughes, a former member of our Board of Directors. Mr. Hughes previously informed the Company of his intention to retire as an employee of the Company effective as of December 22, 2008. The Company and Mr. Hughes subsequently entered into a Retirement and Consulting Agreement, dated as of December 9, 2008, pursuant to which Mr. Hughes provides consulting services to the Company for an initial term of eight years following his retirement. In exchange for such consulting services, Mr. Hughes will receive (i) annual compensation of $215,000 for the first two years of service, (ii) annual compensation of $100,000 for the remainder of the initial term, (iii) annual compensation of $50,000 after the initial term, and (iv) certain medical and life insurance benefits.

        Other than the Retirement and Consulting Agreement with Mr. Hughes, no member of the Compensation Committee at any time during 2010 had any relationship with us to be disclosed as a related person transaction.

Risk Assessment of Compensation Programs

        The Company's compensation programs are designed to maintain an appropriate balance between incentives for long-term and short-term performances by utilizing a combination of compensation components, including base salary, annual cash bonus awards, and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of these components, our compensation programs are generally structured so that any cash bonus awards based on short-term performances are not likely to constitute the predominant element of an employee's total compensation package and that other components will serve to balance the package. For this reason, the Company does not believe that its use of any cash bonus awards based upon short-term performance is reasonably likely to encourage excessive risk-taking by the participants in those compensation programs.

        In addition, a significant portion of the compensation provided to named executive officers and other senior officers is in the form of long-term equity awards that are tied to the value of our common stock: as the stock price appreciates, the amount of compensation increases. Accordingly, these awards further align the interests of management with those of the Company's shareholders. As described previously, the vesting of equity awards granted in 2010 and 2011 to our named executive officers is subject to the attainment of certain performance goals, with such attainment to occur at any time over the 10 year term of the awards. The performance goals are tied to targeted levels of our operating margins and are intended to create and sustain long term performance, thereby creating shareholder value. The long period of time in which the performance goals triggering vesting may be achieved discourages unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company's stock price.

Executive Compensation

        The following table sets forth a summary, for the years ended December 31, 2010, 2009 and 2008, of the compensation of each individual serving as our principal executive officer during fiscal year 2010, the principal financial officer and the three most highly compensated executive officers of the Company (not including the principal executive officer and the principal financial officer) whose total compensation for the 2010 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of 2010. The listed individuals shall be hereinafter referred to as the "named executive officers." No other executive officers who would have otherwise been includable in such table on the basis of total compensation for 2010` have been excluded by reason of their termination of employment or change in executive status during that year.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael D. Dean,	2010	324,615	200,000	—	698,000	—	—	68,201	1,290,816
President & CEO	2009	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—
Douglas Faggioli,	2010	210,394	—	—	—	—	—	930,470	1,140,864
Former President & CEO(4)	2009	420,788	100,000	—	72,399	—	—	17,982	611,169
	2008	393,260	171,107	—	—	—	—	15,084	579,451
Stephen Bunker,	2010	239,000	80,000	—	216,920	—	—	13,832	549,752
EVP, CFO & Treasurer	2009	225,000	80,000	—	57,157	—	—	13,755	375,912
	2008	212,000	80,385	—	—	—	—	12,933	305,318
John R. DeWyze,	2010	205,000	55,000	—	197,200	—	—	12,788	469,988
EVP & VP of Operations	2009	201,000	62,979	—	57,157	—	—	13,969	335,105
	2008	195,000	73,939	—	—	—	—	13,186	282,125
Jamon A. Jarvis,	2010	211,000	70,000	—	207,060	—	—	12,736	500,796
EVP, General Counsel,	2009	198,000	70,000	—	57,157	—	—	13,231	338,388
Chief Compliance	2008	185,000	70,147	—	—	—	—	12,450	267,597
Officer & Secretary
Bryant J. Yates,	2010	202,000	45,000	—	216,920	—	—	11,557	475,477
President—International,	2009	195,000	20,000	—	57,157	—	—	5,768	277,925
Nature's Sunshine Products	2008	180,000	82,350	—	9,166	—	—	5,575	277,091

(1)
Includes amounts that were deferred into the SEDP for 2010, as follows: Mr. Dean—$0; Mr. Faggioli—$0; Mr. Bunker—$0; Mr. DeWyze—$45,329; Mr. Jarvis—$0; and Mr. Yates—$0. The SEDP provides selected employees and non-employee Directors with the ability to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The SEDP is more fully described in the section following the Nonqualified Deferred Compensation Plans table below. In addition, 2010 includes amounts that were deferred from the executive salaries into the 401(k) plan for 2010, as follows: Mr. Dean—$11,170; Mr. Faggioli—$17,750; Mr. Bunker—$17,750; Mr. DeWyze—$17,750; Mr. Jarvis—$11,724; and Mr. Yates—$10,367.

(2)
Amounts reflect the aggregate grant date fair value for the applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. The grant date fair value of the performance-based options included for each applicable fiscal year is calculated in accordance with FASB ASC Topic 718, based on the probable outcome of the attainment of one or more pre-established performance objectives. See Note 10 to the Notes to Consolidated Financial Statements set forth in Item 8 of the 2010 Annual Report on Form 10-K filed with the SEC on March 11, 2011 for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to service based vesting conditions is disregarded and the probable outcome of the attainment of one or more pre-established performance objectives is full attainment.

(3)
"All Other Compensation" includes the following amounts paid by the Company for the fiscal year ended December 31, 2009. The amounts disclosed are the actual costs to the Company of providing these benefits.

Name	401(k) Plan Company Contribution ($)	Life Insurance ($)	Disability Payments ($)	Miscellaneous Other ($)		Total ($)
Michael D. Dean	11,170	1,060	438	55,533	(A)	68,201
Douglas Faggioli	12,250	3,279	270	914,671	(B)	930,470
Stephen Bunker	12,250	1,222	360	—		13,832
John R. DeWyze	10,728	1,700	360	—		12,788
Jamon A. Jarvis	11,724	652	360	—		12,736
Bryant J. Yates	10,367	830	360	—		11,557

(A)
Includes (a) $39,283 related to Mr. Dean's relocation in accordance with his employment agreement, and (b) $16,250 for payments to Mr. Dean related to his service as a non-employee Board member prior to his employment by the Company as President and Chief Executive Officer Elect beginning on March 12, 2010.

(B)
Includes payments made to Mr. Faggioli in accordance with his employment agreement, as amended effective March 12, 2010, as follows: (a) $466,846 payable in monthly installments for consulting services for the one year period following the date of Mr. Faggioli's resignation in accordance with Mr. Faggioli's consulting agreement, provided that if Mr. Faggioli voluntarily terminates his consulting agreement, no further monthly installments will be paid to Mr. Faggioli, (b) $20,800 for the cost of COBRA coverage for the 18 month period following the date of Mr. Faggioli's resignation, (c) $2,100 for premiums on Mr. Faggioli's life insurance for the 24 month period following the date of Mr. Faggioli's resignation, (d) $2,000 for all fees and costs required to keep Mr. Faggioli's Certified Public Accountant license current and effective, including related attorney's fees, for the 24 month period following the date of Mr. Faggioli's resignation, (e) $400 for fees and costs related to Mr. Faggioli's health club membership for the 24 month period following the date of Mr. Faggioli's resignation, (f) $1,500 for Company product credit of up to $750 per year for the 24 month period following the date of Mr. Faggioli's resignation., and (g) $421,025 for the purchase by the Company of up to 38,275 shares of the Company's Common Stock held by Mr. Faggioli at a specified price of $11.00 per share, with such purchase to occur at the option of Mr. Faggioli during the period from July 1, 2011 to September 1, 2011 (the "Put Right"). In the event that Mr. Faggioli fails to exercise the Put Right prior to its termination, the Company will pay Mr. Faggioli a lump sum payment of $421,328.
(4)
Mr. Faggioli resigned as President and Chief Executive Officer of the Company effective as of June 30, 2010.

Grants of Plan-Based Awards in Fiscal Year 2010

        The following table provides certain summary information concerning each grant of an award made to named executive officers in 2010 under a compensation plan.

									Aggregate Grant Date Fair Value of Stock Option Awards ($)(3)
			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
Michael D. Dean	3/12/2010	(1)	—	—	—	—	150,000	8.51	523,500
Michael D. Dean	3/12/2010	(2)	16,666	50,000	—	—	—	8.51	174,500
Douglas Faggioli	9/24/2009	(4)	—	—	—	—	—	—	—
Stephen Bunker	5/10/2010	(2)	14,666	44,000	—	—	—	11.37	216,920
John DeWyze	5/10/2010	(2)	13,333	40,000	—	—	—	11.37	197,200
Jamon A. Jarvis	5/10/2010	(2)	14,000	42,000	—	—	—	11.37	207,060
Bryant J. Yates	5/10/2010	(2)	14,666	44,000	—	—	—	11.37	216,920

(1)
Option grant vests in three equal annual installments over each year of service measured from March 12, 2010, quarters subject to the executive's continued employment with the Company.

(2)
Option grant vests in three equal installments upon the achievement of 6%, 8% and 10% operating income margins as reported in local currencies during four of five consecutive fiscal quarters, provided the executive remains in employment with the Company through the end of the last quarter in which the performance goal is achieved .

(3)
Except as set forth in footnote 5 below, represents the grant-date fair value of each reported equity award, calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. The grant-date fair value of the performance based stock options is based on the probable outcome of the attainment of one or more pre-established performance objectives. For this purpose, the probable outcome of the attainment of one or more pre-established performance objectives is full attainment.

(4)
Relates to grants previously made in 2009 and 2003 that were modified to provide (a) the acceleration of vesting on July 1, 2010 of the outstanding stock option granted to Mr. Faggioli on September 24, 2009 to acquire 19,000 shares of Company common stock (the "September 2009 Grant") and (b) the extension on July 1, 2010 of the period in which the September 2009 Grant and the outstanding stock option granted to Mr. Faggioli on April 1, 2003 to acquire 2,000 shares of Company common stock may be exercised to June 30, 2011. The full fair value of this option grant was previously reported in the Company's 2009 Proxy Statement. Any change in this value resulting from the accelerated vesting and extension of the exercise periods was nominal.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2010:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Michael D. Dean	25,000	—	—	5.35	9/24/2019	(1)
	50,000	100,000	—	8.51	3/11/2020	(2)
	—	—	50,000	8.51	3/11/2020	(3)
TOTAL	75,000	100,000	50,000
Douglas Faggioli	—	—	—	—	—
TOTAL	—	—	—	—	—
Stephen M. Bunker	20,000	—	—	11.85	3/14/2013	(4)
	—	15,000	—	5.35	9/24/2019	(5)
	—	—	44,000	11.37	5/9/2020	(3)
TOTAL	20,000	15,000	44,000
John R. DeWyze	—	15,000	—	5.35	9/24/2019	(5)
	—	—	40,000	11.37	5/9/2020	(3)
TOTAL	—	15,000	40,000
Jamon A. Jarvis	12,000	—	—	11.85	3/14/2013	(4)
	—	15,000	—	5.35	9/24/2019	(5)
	—	—	42,000	11.37	5/9/2020	(3)
TOTAL	12,000	15,000	42,000
Bryant J. Yates	15,000	—	—	11.85	3/14/2013	(4)
	—	15,000	—	5.35	9/24/2019	(5)
	—	—	44,000	11.37	5/9/2020	(3)
TOTAL	15,000	15,000	44,000

(1)
Options vested in full on November 6, 2009, following shareholder approval of the 2009 Stock Incentive Plan.

(2)
Option vests in three equal annual installments over each year of service measured from March 12, 2010, subject to the executive's continued employment with the Company.

(3)
Option vests in three equal installments upon the achievement of 6%, 8% and 10% operating income margins as reported in local currencies during four of five consecutive fiscal quarters, provided the executive remains in employment with the Company through the end of the last quarter in which the performance goal is achieved .

(4)
Options vested in full on March 15, 2008.

(5)
Options will vest in full on September 1, 2012, subject to the executive's continued employment with the Company.

 Option Exercises

        The following table sets forth for each of the named executive officers the number of shares of the Company's common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2010:

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
(a)	(b)	(c)
Michael D. Dean	—	—
Douglas Faggioli	21,000	$75,727
Stephen M. Bunker	—	—
John R. DeWyze	—	—
Jamon A. Jarvis	—	—
Bryant J. Yates	—	—

(1)
Value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

Pension Benefits

        The Company does not have a pension plan in which the named executive officers can participate to receive payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation Plans

        Information regarding the named executive officers' participation in the Company's nonqualified deferred compensation plan is included below.

        Supplemental Elective Deferral Plan. The Company has adopted the Nature's Sunshine Products, Inc. Supplemental Elective Deferral Plan. The following table sets forth information relating to the SEDP for 2010 for the named executive officers:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Michael D. Dean	—	—	—	—	—
Douglas Faggioli	—	—	27,464	—	901,301
Stephen M. Bunker	—	—	—	—	—
John R. DeWyze	45,329	—	35,186	—	345,115
Jamon A. Jarvis	—	—	—	—	—
Bryant J. Yates	—	—	—	—	—

(1)
Executive contributions are included in the "Salary" reported under the Summary Compensation Table above.

(2)
Earnings is defined to reflect the difference in the account balance between the beginning and end of the year, less any executive or Company contributions and any amounts withdrawn or distributed. Earnings include realized and unrealized gains, capital gains and dividends paid. These amounts do not constitute above-market or preferential earnings and, accordingly, are not included in amounts in the Summary Compensation Table above.

        The SEDP permits the named executive officers, certain other employees and the Company's non-employee Directors with the opportunity to defer specified percentages (up to 75 percent) of their compensation, including amounts that could not be deferred under the Company's Tax Deferred Retirement Plan because of the limitations under such plan imposed by the Internal Revenue Code. Participants may elect deferred amounts to be paid in monthly payments over 3 or 5 years or in a lump sum upon separation from service. Deferrals are credited with gain or loss based on the performance of one or more investment alternatives selected by the participant from among the investment funds offered by the Board. No actual investments are held in the participants' accounts and participants will at all times remain general unsecured creditors of the Company with respect to their account balances.

Employment Agreements and Potential Payments upon Termination or Change in Control

        Included below is a summary of the material terms and conditions of the employment agreements the Company has entered into with its named executive officers that provide for certain payments and benefits upon termination of employment. The employment agreements are the only arrangements the Company has with its named executive officers to provide benefits upon termination of employment. The Company does not have any contract, agreement, plan or arrangement with its named executive officers that provides for payments at, following or in connection with a change in control of the Company.

Employment Agreements

        The Company has employment agreements in place with each of its named executive officers. Among other things, these employment agreements set minimum annual base salaries for each named executive officer and also establish that each named executive officer is eligible to participate in the Company's executive bonus program. Payment of any bonus will be at the sole discretion of the Compensation Committee. The following table includes the minimum annual base salary pursuant to the terms of their respective employment agreements and their base salaries as of December 31, 2010, as established by the Compensation Committee in accordance with the terms of their respective employment agreements:

Name	Minimum Annual Base Salary ($)	Base Salary as of December 31, 2010 ($)
Michael D. Dean	400,000	400,000
Stephen M. Bunker	200,360	239,000
John R. DeWyze	195,000	205,000
Jamon A. Jarvis	175,360	211,000
Bryant J. Yates	190,000	205,000

        Pursuant to the terms of the employment agreement for each of our named executive officers other than our chief executive officers, each named executive officer is eligible to receive certain termination benefits. The employment agreements provide that in the event the named executive officer is terminated by the Company without cause or in the event the named executive officer's employment ceases due to death or incapacity, he will be entitled to receive a severance payment equal to his annual base salary for the year of termination payable in 12 equal monthly installments and continued medical insurance coverage for 12 months, together with a reimbursement of up to $6,000 of any tax liability incurred by the executive in the event benefits received pursuant to such continued coverage result in taxable income to the executive. Pursuant to the terms of their employment agreements, for a period of one year after the cessation of the named executive officer's employment, the named executive officer will be subject to certain non-compete and non-solicitation covenants.

President and Chief Executive Officer Employment Agreement

        On March 12, 2010, we entered into an employment agreement with Michael Dean who initially served as our President and Chief Executive Officer Elect and became our President and Chief Executive Officer on July 1, 2010. His agreement provides a base salary of $400,000, which is subject to at least an annual review by the Compensation Committee of the Board of Directors. In addition, Mr. Dean is eligible to participate in the Company's cash bonus, option grants, and other performance based incentives. Upon the cessation of his employment due to termination by the Company without cause or by him for good reason, or by reason of his death or incapacity, he will receive continued payment of his base salary and medical insurance coverage for a period of 12 months. Pursuant to Mr. Dean's employment agreement, "good reason" occurs when (i) without Mr. Dean's express written consent, there is a material breach by the Company of any material contractual obligation to Mr. Dean under the terms of his employment agreement or Mr. Dean's duties or responsibilities, as set forth in the agreement, are materially diminished; (ii) Mr. Dean provides written notice of such breach or diminution to the Company within thirty (30) days of his knowledge of the occurrence of the breach or diminution; (iii) the Company fails to cure the breach or diminution within thirty (30) days after receipt of such notice; and (iv) Mr. Dean terminates his employment with the Company within thirty (30) days following the expiration of such cure period.

        On March 12, 2010, Mr. Dean was also granted two options under the 2009 Plan as follows: an option to purchase 150,000 shares of Common Stock of the Company which vests in three equal annual installments over each year of service measured from March 12, 2010, and an option to purchase 50,000 shares of Common Stock of the Company which vests in three equal installments upon the achievement of 6%, 8% and 10% operating income margins as reported in local currencies during four of five consecutive fiscal quarters over the term of the option provided Mr. Dean remains in employment with the Company through the end of the last quarter in which the performance goal is achieved. The operating income margin goals were not achieved in 2010 and therefore the option did not vest in 2010. Each option granted to Mr. Dean has a term of ten years.

Amendment to Mr. Faggioli's Employment Agreement

        In connection with Mr. Faggioli's resignation, the Company amended Mr. Faggioli's employment agreement dated as of December 30, 2008, effective March 12, 2010 (the "Amended Agreement"). Pursuant to the Amended Agreement, Mr. Faggioli agreed to (i) resign from his employment with the Company and as a Director effective June 30, 2010 (the "Resignation Date"), (ii) execute and deliver a release of claim against the Company, (iii) comply with non-compete, non-solicitation and other restrictive covenants for a period of 24 months from the Resignation Date, and (iv) enter into a consulting agreement with the Company (the "Consulting Agreement").

        Under the Amended Agreement, the outstanding stock option held by Mr. Faggioli granted on September 24, 2009 to acquire 19,000 shares of Company common stock became fully vested on July 1, 2010, and such option, along with an outstanding fully-vested option granted on April 1, 2003 to Mr. Faggioli to acquire 2,000 shares of Company common stock, will remain exercisable until June 30, 2011. In addition, the Company agreed to (i) reimburse Mr. Faggioli for the cost of COBRA coverage for up to 18 months from the Resignation Date, or as long as he is eligible for COBRA coverage, (ii) pay all premiums on Mr. Faggioli's current life insurance through the 24-month period following the Resignation Date, (iii) pay attorneys fees, up to $10,000, for all legal expenses incurred in connection with the Amended Agreement, (iv) pay for all fees and costs required to keep Mr. Faggioli's Certified Public Accountant license current and effective for 24 months from the Resignation Date including up to $7,500 for related attorney's fees, (v) pay all fees and costs related to Mr. Faggioli's health club membership for 24 months from the Resignation Date, and (vi) extend, for 24 months from the Resignation Date, Company product credit of up to $750 per year.

        The Company has also granted Mr. Faggioli the right to compel the Company to purchase, during the period from July 1, 2011 to September 1, 2011 ("Put Exercise Period"), up to 38,275 shares of Mr. Faggioli's Company common stock at the specified or strike price of $11.00 per share (the "Put Right"). Mr. Faggioli may exercise the Put Right by written notice delivered to the Company. The Put Right will lapse automatically upon the expiration of the Put Exercise Period. If Mr. Faggioli fails to exercise the Put Right during the Put Exercise Period and the Put Right lapses, the Company will pay him upon such expiration a lump sum amount equal to $421,328.

        Under the Consulting Agreement, Mr. Faggioli will provide such services as required by the Company for the one year period following the Resignation Date and the Company will pay Mr. Faggioli $466,818 on a pro rata monthly basis for the twelve months following his Resignation Date. The Company may terminate the Consulting Agreement without cause at any time, provided that upon such termination the Company will continue to pay Mr. Faggioli the monthly payments under the Consulting Agreement for the remaining term of the Consulting Agreement. Mr. Faggioli may terminate the Consulting Agreement without cause at any time with one month's prior notice to the Company. In the event that Mr. Faggioli terminates the Consulting Agreement without cause, the Company will pay to Mr. Faggioli only the fees for any services performed through the effective date of termination. However, the Put Right and other rights under the Amended Agreement will remain in effect following any such termination of the Consulting Agreement.

        In the event of any change of control of the Company at any time during the 24-month period following the Resignation Date, (i) the Consulting Agreement will terminate, (ii) the Company will pay Mr. Faggioli the balance of the consulting fees payable under the Consulting Agreement for the remaining term of the Consulting Agreement, and (iii) at Mr. Faggioli's sole election, he may (x) exercise his Put Right within 30 days of receipt of the notice of the change of control, or (y) if he fails to exercise the Put Right within such 30-day period, the Company will pay him a lump sum amount of $421,328.

Potential Payments upon Termination

        The following table sets forth the estimated payments and benefits that would have been payable to all of the named executive officers under their agreements in the termination circumstances as described above had their employment terminated on December 31, 2010. All cash payments are assumed to be made in a lump sum and would be paid by the Company. The amounts set forth in this table represent estimates and forward-looking information that is subject to substantial variation, based on the timing of the triggering event. The Company cautions the reader to consider these limitations in reviewing the following table.

	Mr. Dean		Mr. Faggioli(1)		Mr. Bunker		Mr. DeWyze		Mr. Jarvis		Mr. Yates
Salary severance	$400,000		—		$239,000		$205,000		$211,000		$205,000
Continued Medical Insurance Coverage	$8,100		—		$8,100		$8,100		$8,100		$8,100
Other Benefits	$6,000	(2)	$914,671	(3)	$6,000	(2)	$6,000	(2)	$6,000	(2)	$6,000	(2)
TOTAL	$414,100		$914,671		$253,100		$219,100		$225,100		$219,100

(1)
Reflects actual amounts paid or to be paid to Mr. Faggioli in connection with his resignation effective June 30, 2010 in accordance with the amendment to his employment agreement described below.

(2)
Represents reimbursement of up to $6,000 of any tax liability incurred by the named executive officer in the event benefits received pursuant to continued medical insurance coverage result in taxable income to the named executive officer.

(3)
Includes (a) $466,846 payable in monthly installments for consulting services for the one year period following the date of Mr. Faggioli's resignation in accordance with Mr. Faggioli's consulting agreement, provided that if Mr. Faggioli voluntarily terminates his consulting agreement, no further monthly installments will be paid to Mr. Faggioli, (b) $20,800 for the cost of COBRA coverage for the 18 month period following the date of Mr. Faggioli's resignation, (c) $2,100 for premiums on Mr. Faggioli's life insurance for the 24 month period following the date of Mr. Faggioli's resignation, (d) $2,000 for all fees and costs required to keep Mr. Faggioli's Certified Public Accountant license current and effective, including related attorney's fees, for the 24 month period following the date of Mr. Faggioli's resignation, (e) $400 for fees and costs related to Mr. Faggioli's health club membership for the 24 month period following the date of Mr. Faggioli's resignation, (f) $1,500 for Company product credit of up to $750 per year for the 24 month period following the date of Mr. Faggioli's resignation, and (g) $421,025 for the purchase by the Company of up to 38,275 shares of the Company's Common Stock held by Mr. Faggioli at a specified price of $11.00 per share, with such purchase to occur at the option of Mr. Faggioli during the period from July 1, 2011 to September 1, 2011 (the "Put Right"). In the event that Mr. Faggioli fails to exercise the Put Right prior to its termination, the Company will pay Mr. Faggioli a lump sum payment of $421,328.

Equity Compensation Plans

        The following table contains information regarding the Company's equity compensation plans as of December 31, 2010:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	725,333	$8.71	800,350
Equity compensation plans not approved by security holders(2)	133,800	11.85	—

Total	859,133	$9.20	800,350

(1)
Consists of two plans: The Nature's Sunshine Products, Inc. 2009 Stock Incentive Plan (the "2009 Incentive Plan") and the Nature's Sunshine Products, Inc. 1995 Stock Option Plan (the "1995 Option Plan"). The 2009 Incentive Plan was approved by shareholders on November 6, 2009.

(2)
During the year ended December 31, 2007, the Company issued nonqualified options to purchase shares of common stock outside of any shareholder approved stock incentive plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        The Board's Audit Committee is responsible for review, approval, or ratification of "related-person transactions" involving the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or five percent shareholder of the Company since the beginning of the previous fiscal year, and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. If the Audit Committee determines a related person has a material interest in a transaction, the Audit Committee may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

        Eugene L. Hughes, a former member of our Board of Directors, retired as an employee of the Company effective as of December 22, 2008. The Company and Mr. Hughes entered into a Retirement and Consulting Agreement, dated as of December 9, 2008, pursuant to which Mr. Hughes provides consulting services to the Company for an initial term of eight years following his retirement. In exchange for such consulting services, Mr. Hughes will receive (i) annual compensation of $215,000 for the first two years of service, (ii) annual compensation of $100,000 for the remainder of the initial term, (iii) annual compensation of $50,000 for each year in which he provides services after the initial term, and (iv) certain medical and life insurance benefits.

        Kristine F. Hughes is the spouse of Mr. Hughes, who is a member of our Board of Directors.

        Kenneth Fugal, former Employee Director of Research and Development, is brother to Kristine F. Hughes. His salary for fiscal year 2010, inclusive of his fiscal year 2010 bonus, Company's 401(k) match, and product credit, was below the $120,000 disclosure limitation. Mr. Fugal retired from his position with the Company on November 4, 2010.

        Kent Hastings, Employee Director of International Compensation Analysis, is the son-in-law of Kristine F. Hughes. His compensation for fiscal year 2009, inclusive of his fiscal year 2009 bonus, Company's 401(k) match, and product credit, was below the $120,000 disclosure limitation.

        On June 16, 2011, Gregory L. Probert was appointed to the Board of Directors. On this same date, we entered into an employment agreement with Mr. Probert to serve as our Executive Vice Chairman. Mr. Probert is a nominee for re-election as a Class II Director at the Annual Meeting.

        Mr. Probert's employment agreement has a term of three years and provides that Mr. Probert will dedicate one-half of his business time to the Company. The employment agreement provides a base salary of $240,000, which is subject to at least an annual review by the Board of Directors. In addition, Mr. Probert is eligible to participate in the Company's annual cash bonus program up to 100% of his base salary. Upon the cessation of his employment due to termination by the Company without cause or by him for good reason, or by reason of his death or incapacity, he will receive continued payment of his base salary for the remaining balance of his three-year term of employment or for the 12 months following his termination, whichever time period is greater.

        On June 16, 2011, Mr. Probert was also granted options to purchase 200,000 of common stock under the 2009 Stock Incentive Plan. The options were granted with an exercise price of $15.05 per share, the market price on the day of the grant. 100,000 options will vest in three equal annual installments subject to Mr. Probert's continued employment over the three year period measured from the date of the employment agreement, while 33,333 options will vest upon the Company achieving a 6 percent operating income margin based upon the Company's reported financial results for four out of five consecutive quarters, 33,333 options will vest upon the Company achieving a 8 percent operating income margin based upon the Company's reported financial results for four out of five consecutive quarters, and 33,334 options will vest upon the Company achieving a 10 percent operating income margin based upon the Company's reported financial results in local currencies for four out of five consecutive quarters, provided he remains employed with the Company through the last day of the first fiscal quarter in which the performance goal is achieved. The options have a term of ten years.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, annual reports or Notice Regarding the Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement, annual report or Notice Regarding the Availability of Proxy Materials addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies.

        This year, a number of brokers with account holders who are our shareholders will be "householding" the proxy statement, annual report and/or Notice Regarding the Availability of Proxy Materials. A single proxy statement, annual report and/or Notice Regarding the Availability of Proxy Materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, annual report or Notice Regarding the Availability of Proxy Materials, you may (i) notify your broker, (ii) direct your written request to our Corporate Secretary at our principal executive offices at 75 East 1700 South, Provo, Utah 84606, or (3) contact Nature's Sunshine directly at (801) 342-4300. Shareholders who currently receive multiple copies of the proxy statement, annual report or Notice Regarding the Availability of Proxy Materials at their address and would like to request "householding" of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request at the address or telephone number above, a separate copy of the proxy statement, annual report or Notice Regarding the Availability of Proxy Materials to a shareholder at a shared address to which a single copy of these materials was delivered.

OTHER MATTERS

        The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that the proxies in the enclosed form will be voted in accordance with the judgment of the person voting the proxies.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. THEREFORE, WE URGE YOU TO VOTE AS PROMPTLY AS POSSIBLE. YOU MAY VOTE YOUR SHARES BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT. TIMELY VOTING WILL ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING, YOU WILL BE ABLE TO VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

By Order of the Board of Directors
/s/ JAMON A. JARVIS Jamon A. Jarvis
Provo, Utah	Executive Vice President, General Counsel,
June 24, 2011	Chief Compliance Officer and Secretary

NATURE'S SUNSHINE PRODUCTS, INC.

PROXY OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 3, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, hereby revokes all previous proxies and appoints Michael D. Dean and Stephen M. Bunker, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Nature's Sunshine Products, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of Nature's Sunshine Products, Inc. to be held on August 3, 2011, at 10:00 AM Mountain Daylight Time, at the company's principal executive offices located at 75 East 1700 South, Provo, Utah 84606, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS TWO AND THREE, AND "ONE YEAR" FOR PROPOSAL FOUR. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK, AS SHOWN HERE: ☒.

1.
Proposal One. Election of Class II Directors (Term to Expire at the 2014 Annual Meeting)

☐	FOR all nominees	Nominees:	☐ Michael D. Dean
☐ Robert B. Mercer
☐ Gregory L. Probert
☐	WITHHOLD AUTHORITY to vote for all nominees
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:    To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and mark the box next to each nominee you wish to withhold, as shown here: ☒

2.
Proposal Two. Ratification of the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2011.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.
Proposal Three. An advisory resolution to approve the compensation of the named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.
Proposal Four. An advisory vote on the frequency with which executive compensation will be subject to future advisory shareholder votes.

☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSALS TWO AND THREE AND "ONE YEAR" FOR PROPOSAL FOUR. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

        PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Signature of Shareholder	Signature of Shareholder

Date	Date

NOTE:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.